TOWER SEMICONDUCTOR LTD.
                          NOTICE OF ANNUAL AND SPECIAL
                         GENERAL MEETING OF SHAREHOLDERS

                         To Be Held On December 7, 2003

         Notice is hereby given that the Annual and Special General Meeting (the "Meeting") of the shareholders of Tower Semiconductor Ltd. ("Tower" or the "Company"), an Israeli company, will be held at the offices of the Company, Hamada Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel, on Sunday December 7, 2003, at 11:00 a.m. (Israel time) for the following purposes:

1. To elect six members to the Board of Directors of the Company for the coming year.

2.       To appoint a Chairman of the Board of Directors.

3. To approve an amendment to the Fab 2 investment agreements of the Company with each of Israel Corporation-Technologies (ICTech) Ltd., SanDisk Corporation, Alliance Semiconductor Corporation, and Macronix International Co., Ltd., an amendment to the credit facility agreement of the Company with each of Bank Hapoalim B.M. and Bank Leumi-Le-Israel B.M., including certain agreements with the Israel Corporation Ltd.

4.       To approve the adoption of the Company's option plans.

5. To approve the appointment of Brightman Almagor & Co. (a member of Deloitte Touche Tohmatsu International) as the independent public accountant of the Company for the year ending December 31, 2003 and for the period commencing January 1, 2004 and until the next annual shareholders meeting, and to further authorize the Audit Committee of the Board to fix the remuneration of such auditors in accordance with the volume and nature of their services.

6. To approve an increase in the number of the Company's authorized ordinary shares to 150,000,000 and authorized share capital to NIS 150,000,000 and to amend the Company's Articles of Association to reflect such increase.

7. To receive management's report on the business of the Company for the year ended December 31, 2002, and to transact such other business as may properly come before the Meeting.

         Shareholders of record at the close of business on November 13, 2003, are entitled to notice of, and to vote at, the Meeting. All shareholders are cordially invited to attend the Meeting in person.

         Shareholders who do not expect to attend the Meeting in person are requested to mark, date, sign and mail the enclosed proxy as promptly as possible in the enclosed stamped envelope. Beneficial owners who hold their shares through members of the Tel Aviv Stock Exchange ("TASE") may either vote their shares in person at the Meeting by presenting a certificate signed by a member of the TASE which complies with the Israel Companies Regulations (Proof of Ownership for Voting in General Meetings)-2000 as proof of ownership of the shares, or send such certificate along with a duly executed proxy to the Company at Hamada Avenue, Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek 23105, Israel, Attention: Corporate Secretary.

                                            By Order of the Board of Directors,

                                            Carmel Vernia
                                            Chairman of the Board and CEO
                                            November 14, 2003

                                 PROXY STATEMENT

                            TOWER SEMICONDUCTOR LTD.
                 Hamada Avenue, Ramat Gavriel Industrial Park
                                 P.O. Box 619
                           Migdal Haemek 23105, Israel

              ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS

                         To Be Held On December 7, 2003

         The enclosed proxy is being solicited by the board of directors (the "Board of Directors") of Tower Semiconductor Ltd. (the "Company" or "Tower") for use at our Annual and Special General Meeting of Shareholders (the "Meeting") to be held on December 7, 2003, or at any adjournment thereof. The record date for determining shareholders entitled to notice of, and to vote at, the Meeting is established as of the close of business on November 13, 2003. On that date, we had outstanding and entitled to vote 48,779,146 of our ordinary shares, par value New Israeli Shekels ("NIS") 1.00 (the "Ordinary Shares").

         The proxy solicited hereby may be revoked at any time prior to its exercise, by means of a written notice delivered to us, by substitution of a new proxy bearing a later date or by a request for the return of the proxy at the Meeting. We expect to solicit proxies by mail and to mail this proxy statement and the accompanying proxy card to shareholders on or about November 14, 2003. We will bear the cost of the preparation and mailing of these proxy materials and the solicitation of proxies. We will, upon request, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

         Upon the receipt of a properly executed proxy in the form enclosed, the persons named as proxies therein will vote the Ordinary Shares covered thereby in accordance with the instructions of the shareholder executing the proxy. With respect to the proposals set forth in the accompanying Notice of Meeting, a shareholder may vote in favor of any of the proposals or against any of the proposals or may abstain from voting on any of the proposals. Shareholders should specify their choices on the accompanying proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the proposals set forth in the accompanying Notice of Meeting. We are not aware of any other matters to be presented at the Meeting.

         Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) giving written notice to us of such revocation, (ii) voting in person at the Meeting or requesting the return of the proxy at the Meeting or (iii) executing and delivering to us a later-dated proxy. Written revocations and later-dated proxies should be sent to: Corporate Secretary, Tower Semiconductor Ltd., Hamada Avenue, Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek 23105, Israel.

         Each Ordinary Share is entitled to one vote on each matter to be voted on at the Meeting. Subject to the terms of applicable law, two or more shareholders present, personally or by proxy, who hold or represent together at least 33% of the voting rights of our issued share capital will constitute a quorum for the Meeting. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall stand adjourned for one week, to December 14, 2003 at the same hour and place, without it being necessary to notify the shareholders. If a quorum is not present at the adjourned date of the Meeting within half an hour of the time fixed for the commencement thereof, subject to the terms of applicable law, the persons present shall constitute a quorum.

         Each of proposals 1, 2, 4, 5 and 6 to be presented at the Meeting requires the affirmative vote of shareholders present in person or by proxy and holding Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposal. Proposal 3 to be presented at the Meeting requires the affirmative vote of shareholders present in person or by proxy and holding Ordinary Shares amounting in the aggregate to (i) the majority of the votes actually cast with respect to such proposal including at least one-third of the voting power of the disinterested shareholders who are present in person or by proxy and vote on such proposal, or (ii) the majority of the votes cast on such proposal at the Meeting, provided that the total votes cast in opposition to such proposal by the disinterested shareholders does not exceed 1% of all the voting power in the Company.

                             PRINCIPAL SHAREHOLDERS

         The following table and notes thereto set forth information, as of November 1, 2003, concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), and on a diluted basis, of Ordinary Shares by any person who is known to own at least 5% of our Ordinary Shares. The following table takes into account Ordinary Shares issuable pursuant to the current terms of the fifth milestone payment under the Fab 2 investment agreements, as approved by the shareholders of the Company on May 14, 2003 (the "Fifth Milestone Payment") and does not take into account Ordinary Shares issuable pursuant to the terms of the proposed amendment to the terms of the Fifth Milestone Payment under the Fab 2 investment agreements described in Proposal 3 of this proxy statement. On such date, 48,779,146 Ordinary Shares were issued and outstanding. The voting rights of our major shareholders do not differ from the voting rights of other holders of our Ordinary Shares. However, certain of our shareholders have entered into a shareholders agreement pursuant to which they may be able to exercise control over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

                                                                                          Percent of Class
Identity of Person or Group                   Amount Owned       Percent of Class(1)        (Diluted)(2)
-----------------------------------------   -----------------  ----------------------   --------------------
Israel Corporation Technologies (ICTech)
Ltd. ("ICTech") (3) (4)                        15,251,779(5)            30.08                  21.55
SanDisk Corporation(4)                          9,554,006(6)            18.81                  13.50
Alliance Semiconductor Corporation (4)          9,517,582(7)            18.74                  13.45
Macronix International Co. Ltd.(4)              9,321,840(8)            18.37                  13.17
Ontario Teachers' Pension Plan Board ("OTPP")   4,350,000(9)             8.68                   6.15


     (1) Assumes the holder's beneficial ownership of all Ordinary Shares that the holder has a right to purchase within 60 days.

     (2) Assumes that all currently outstanding rights to purchase Ordinary Shares have been exercised by all holders.

     (3) On January 31, 2001, Israel Corp. transferred all its beneficial ownership of shares of Tower to ICTech.

     (4) Pursuant to a  shareholders  agreement  among  Israel  Corp.,  Alliance
         Semiconductor Corporation, SanDisk Corporation and Macronix Co. Ltd., each of ICTech, Alliance

         Semiconductor Corporation, SanDisk Corporation and Macronix Co. Ltd. may be said to have shared voting and dispositive control over 76.98% of the outstanding shares of Tower.

     (5) Based on information provided by ICTech, represents 13,323,436 shares currently owned by ICTech, 518,020 shares issuable in connection with the unpaid portion of the initial installment of the Fifth Milestone Payment and 586,667 shares issuable in connection with the second installment of the Fifth Milestone Payment assuming a purchase price of $5.00 per share, and 823,656 shares issuable upon the exercise of currently exercisable warrants.

     (6) Based on information provided by SanDisk, represents 7,536,343 shares currently owned by SanDisk, 777,295 shares issuable in connection with the unpaid portion of the initial installment of the Fifth Milestone Payment and 880,056 shares issuable in connection with the second installment of the Fifth Milestone Payment assuming a purchase price of $5.00 per share, and 360,312 shares issuable upon the exercise of currently exercisable warrants.

     (7) Based upon information provided by Alliance, represents 7,502,484 shares currently owned by Alliance, 777,295 shares issuable in connection with the unpaid portion of the initial installment of the Fifth Milestone Payment and 880,056 shares issuable in connection with the second installment of the Fifth Milestone Payment assuming a purchase price of $5.00 per share, and 357,747 shares issuable upon the exercise of currently exercisable warrants.

     (8) Based on information provided by Macronix, represents 7,367,489 shares currently owned by Macronix, 777,295 shares issuable in connection with the unpaid portion of the initial installment of the Fifth Milestone Payment and 880,056 shares issuable in connection with the second installment of the Fifth Milestone Payment assuming a purchase price of $5.00 per share, and 297,000 shares issuable upon the exercise of currently exercisable warrants.

     (9) Based on information provided by OTPP, represents 3,000,000 shares currently owned by OTPP and 1,350,000 shares issuable upon the exercise of currently exercisable warrants issued pursuant to a Share Purchase Agreement dated July 23, 2002.

          MATTERS RELATING TO THE ANNUAL AND SPECIAL GENERAL MEETING

     At the Meeting, the shareholders will be asked to vote on the following proposals:

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Our Board of Directors is comprised of eight members, six of whom are elected to the Board of Directors until our next annual meeting, and two of whom are independent directors who are appointed by our shareholders for fixed terms. The Board of Directors has nominated the six current directors, named below, for election at the Meeting to serve as directors until the next annual meeting or until their respective successors are duly elected and have qualified.

         If a properly executed proxy does not give specific instructions with respect to the election of directors, the persons named as proxies therein will vote the Ordinary Shares covered thereby FOR the election of all nominees. If any of such nominees is unable to serve (which event is not anticipated), the persons named in the proxy will vote the Ordinary Shares for the election of such other nominees as the Board of Directors may propose.

         Set forth below are the names of, and certain other information concerning, the nominees for election as directors at the Meeting:

         CARMEL VERNIA, age 51, has served as Chairman of the Board and CEO since June 1, 2003. From 2000 to 2002, Mr. Vernia served as Chief Scientist in the Government of Israel's Ministry of Industry and Trade. In that position, he was responsible for setting the government's research and development policy and managing a budget dedicated to the growth of Israel's high-tech industry.
Previous to that, he spent 16 years with Comverse Technology in various positions, culminating with his appointment to the dual positions of chief operating officer of Comverse and CEO of Comverse Infosys, a subsidiary of Comverse that has since become Verint Systems. Mr. Vernia earned a master's degree in electrical and computer engineering from the University of California, Davis and a bachelor's degree in electrical engineering from the Technion - Israel Institute of Technology.

         IDAN OFER, age 49, has served as a director since June 1999 and served as Chairman of the Board from January 2000 through May 2003. Mr. Ofer serves on the Stock Option and Compensation Committee. Mr. Ofer has served as Chairman of the Board of Directors of Israel Corp., which wholly owns one of our current principal shareholders, since April 1999. Mr. Ofer also serves as a director of several public company subsidiaries of Israel Corp. In addition to his positions within Israel Corp., Mr. Ofer currently serves as a director of several companies engaged in venture capital and energy projects.

         EHUD HILLMAN, age 50, served as a director from October 1996 through August 1999 and was reappointed to the Board in January 2000. In January 2001, Mr. Hillman was appointed as the Vice Chairman of the Board. Mr. Hillman serves on the Tender Committee. Since March 2001, Mr. Hillman has served as President and Chief Executive Officer of ICTech, the holding company of Israel Corp. that is one of our current principal shareholders. Mr. Hillman served as Chief Financial Officer of Israel Corp. from September 1996 to 1997 and as Executive Vice President and Chief Financial Officer of Israel Corp. from May 1997 to 2001. Mr. Hillman served as a director of several subsidiaries of Israel Corp., including Israel Chemicals Ltd., ZIM Israel Navigation Company and others. Prior thereto, Mr. Hillman was Vice President and Controller of Clal Industries Ltd. and a director of several companies in the Clal Group.

         DR. ELI HARARI, age 58, has served as a director since January 2001. Dr. Harari serves on the Stock Option and Compensation Committee. Dr. Harari, the founder of SanDisk Corporation, has served as President and Chief Executive Officer and as a director of SanDisk since 1988. In 1983, Dr. Harari founded Wafer Scale Integration (WSI), a semiconductor company acquired by ST Microlectronics in 2000, serving as WSI's President and Chief Executive Officer from 1983 to 1986 and as Chairman and Chief Technical Officer from 1986 to 1988.

         MIIN WU, age 56, has served as a director since January 2001. Mr. Wu currently serves as President, Chief Executive Officer and an Executive Director of Macronix International and has been an executive officer of Macronix since its formation in 1989. Mr. Wu received both a B.S. and an M.S. in Electrical Engineering from National Cheng-Kung University in Taiwan as well as an M.S. in Material Science & Engineering from Stanford University.

         N. DAMODARY REDDY, age 64, has served as a director since January 2001. Mr. Reddy serves on the Audit Committee. Mr. Reddy is the co-founder of Alliance Semiconductor Corporation and has served as its Chairman of the Board, Chief Executive Officer and President from its inception in February 1985. Mr. Reddy also served as the Chief Financial Officer of Alliance Semiconductor from June 1998 until January 1999 and from May 2001 until April 2002. From September 1983 to February 1985, Mr. Reddy served as President and Chief Executive Officer of Modular Semiconductor, Inc., and from 1980 to 1983, he served as manager of Advanced CMOS Technology Development at Synertek, Inc., a subsidiary of Honeywell, Inc. Prior to that time, Mr. Reddy held various research and development and management positions at Four Phase Systems, a subsidiary of Motorola, Inc., Fairchild Semiconductor and RCA Technology Center. Mr. Reddy is also a director of Sage, Inc. and eMagin Corporation, two publicly traded companies. He holds an MS degree in Electrical Engineering from North Dakota State University and an MBA from Santa Clara University.

         The Israel Companies Law, 1999, as amended (the "Israel Companies Law"), requires publicly held Israeli companies to appoint at least two independent directors. Mr. Hans Rohrer was appointed as an independent director in April 2002 under the Israel Companies Law for a three-year term that expires in 2005; Ms. Zehava Simon was appointed as an independent director under a predecessor law for a fixed five-year term that expires in 2004. Certain information concerning Ms. Simon and Mr. Rohrer is set forth below:

         ZEHAVA SIMON, age 45, has been a director since September 1999. Ms. Simon serves as Chairperson of the Audit Committee and is a member of the Stock Option and Compensation Committee and the Tender Committee. Since 2000, Ms. Simon has served as Vice President of Operations and Israel site manager for BMC Software Israel. From 1998 to 2000, Ms. Simon was the Israel Business Development Manager for Intel. From 1993 to 1998, Ms. Simon served as Intel's Finance and Administration Manager for Israel.

         HANS ROHRER, age 53, has been a director and member of the Audit Committee since April 2002. From 1999 to 2002, Mr. Rohrer served as President of Taiwan Semiconductor Manufacturing Company-Europe (TSMC-Europe). Mr. Rohrer has held various engineering, marketing, sales and general management positions, including Vice President and General Manager, Europe, with National Semiconductor between 1980 and 1998. Mr. Rohrer started his career in the semiconductor industry with Texas Instruments.

         The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

         "RESOLVED THAT MR. CARMEL VERNIA, MR. IDAN OFER, MR. EHUD HILLMAN, DR. ELI HARARI, MR. MIIN WU AND MR. N.D. REDDY ARE HEREBY ELECTED TO SERVE AS MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED."

         The election of the director nominees requires the affirmative vote of shareholders present in person or by proxy and holding Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposal.

                                 PROPOSAL NO. 2

           PROPOSAL TO APPOINT A CHAIRMAN OF THE BOARD OF DIRECTORS

         Pursuant to a provision of our Articles of Association, our shareholders are to appoint a member of the Board of Directors to serve as its Chairman. In May 2003, our shareholders approved the appointment of Mr. Carmel Vernia as both the Chairman of our Board of Directors and chief executive officer, effective June 1, 2003. The Board of Directors has nominated Mr. Vernia, to continue to serve as the Chairman of our Board of Directors, in addition to his serving as our chief executive officer, until the next annual meeting of the shareholders, and believes that such appointment is appropriate and in the best interests of the Company and its shareholders.

         The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

         "RESOLVED THAT THE REAPPOINTMENT OF MR. CARMEL VERNIA AS THE CHAIRMAN OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF THE SHAREHOLDERS OR UNTIL HIS SUCCESSOR SHALL BE DULY APPOINTED AND QUALIFIED IS HEREBY APPROVED."

         The reappointment of Mr. Carmel Vernia as the Chairman of the Board of Directors requires the affirmative vote of shareholders present in person or by proxy and holding Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposal.

         The Board of Directors recommends that the shareholders vote "FOR" the reappointment of Mr. Carmel Vernia as the Chairman of the Board of Directors to serve until the next annual meeting.

                                 PROPOSAL NO. 3

                    PROPOSAL TO AMEND THE TERMS OF THE FAB 2
                    INVESTMENT AND CREDIT FACILITY AGREEMENTS

         Background to Fab 2 Investment and Credit Facility Agreements through the Completion of the Fourth Milestone Investment

         In January 2001, we commenced construction of Fab 2, our new advanced wafer fab adjacent to our current facility in Migdal Haemek. The new fab operates in geometries of 0.18 micron and is expected to operate in smaller geometries, using advanced materials and advanced CMOS technology from Toshiba Corporation and Motorola Inc. Fab 2 will also use other technologies that we develop independently or acquire from third parties. When production ramp-up is completed, we expect that Fab 2 will have a capacity of up to 33,000 200-mm wafers per month and employ approximately 1,100 people.

         During the second half of 2000, we entered into a series of agreements with four wafer partners:

     o SanDisk Corporation ("SanDisk"), the world's largest supplier of Flash data products;

     o Alliance Semiconductor Corporation ("Alliance"), a leading provider of high performance memory and memory intensive logic products;

     o Macronix International Co., Ltd. ("Macronix"), a leading provider of application driven non-volatile memory products; and

     o QuickLogic Corporation ("QuickLogic"), a pioneer in the development of embedded standard products

(SanDisk, Alliance, Macronix and QuickLogic, as a group, shall be referred to as the "Wafer Partners").

         The Wafer Partners agreed to invest an aggregate of $250 million in Fab 2 over five milestone-linked payments. SanDisk, Alliance and Macronix (the "Lead Wafer Partners") each committed to invest $75 million and QuickLogic committed to invest $25 million. In exchange for their investment, the Wafer Partners received Ordinary Shares and credits towards the purchase of wafers from Fab 2 ("Wafer Credits") or, in certain circumstances, credits to purchase additional Ordinary Shares. We also agreed to reserve a portion of our Fab 2 capacity at special price terms for each of the Wafer Partners, provided the relevant Wafer Partner maintains ownership of a minimum amount of our Ordinary Shares.

         In December 2000, Israel Corporation Ltd., the parent company of one of our current principal shareholders and one of Israel's major holding companies, agreed to invest $50 million over the same milestone-linked payments as the Wafer Partners. Israel Corporation Ltd. made this investment through its wholly-owned subsidiary, Israel Corporation Technologies (ICTech) Ltd. ("ICTech"). In February 2001, the Challenge Fund-Etgar II, LP (the "Challenge Fund"), a Delaware venture capital partnership, agreed to invest $5 million in Tower on substantially the same terms as ICTech (ICTech and Challenge Fund shall each be referred to as an "Equity Partner" and collectively as the "Equity Partners")(Equity Partners and Wafer Partners shall be collectively referred to as "Investment Partners").

         To date, the Investment Partners have all honored their respective investment commitments. However, QuickLogic, who is not a party to the amendment to the terms of the fifth milestone payments described below, has not made any fifth milestone payment in light of our failure to achieve the conditions to its payment in a timely manner.

         In January 2001, we entered into a credit facility agreement with each of Bank Hapoalim B.M. and Bank Leumi-Le-Israel B.M., as amended (the "Credit Facility"). The banks committed to make available to us up to $500 million of loans for the Fab 2 project under the Credit Facility. To date, our banks have provided us with $341 million of loans for the project. We received $102 million in 2001, $142 million in 2002 and $97 million this year.

         In September 2001, we entered into agreements with all of the Wafer Partners to convert $53.7 million in Wafer Credits into Ordinary Shares at a price per share of $12.75. We entered into these agreements to:

     o enhance our equity position, as contemplated by our government grant from the Investment Center of the State of Israel and the Credit Facility, and

     o   reduce the amount of outstanding Wafer Credits.

         These agreements were approved by our Audit Committee, Board of Directors and shareholders, as required by applicable law.

         From March 2002 to May 2002, we amended the terms of the third and fourth Fab 2 milestone payments to:

     o   facilitate the timely implementation of the Fab 2 business plan,

     o   comply with our covenants under the Credit Facility, and

     o permit us to better pursue our efforts to bring strategic investors and to raise other funding.

         As per the amendment, the Investment Partners advanced the third and fourth Fab 2 milestone payments prior to their planned investment dates. In consideration, the Equity Partners were issued Ordinary Shares at a price per share equal to the average trading price for our Ordinary Shares during the 30 consecutive trading days preceding the date of payments (the "30 Day ATP") ($6.16 and $4.908, respectively). The Wafer Partners were issued Ordinary Shares equivalent to 60% of the aggregate amount of their third and fourth milestone payments at a price per share equal to the 30 Day ATP. The remaining 40% of the Wafer Partners' advanced payments, $29,335,200 in the aggregate, were established as Wafer Credits. The amendment was approved by our Audit Committee, Board of Directors and shareholders, as required by applicable law.

         In July 2003, we and several of our directors and shareholders were named as defendants in a class action complaint filed in the United States District Court for the Southern District of New York. The plaintiffs have asserted claims arising under the Securities Exchange Act of 1934, alleging misstatements and omissions made in materials sent to our shareholders with respect to the approval of the amendment. We believe the complaint is without merit and intend to defend ourselves vigorously.

  BACKGROUND TO THE INITIAL AMENDMENT TO THE FIFTH MILESTONE INVESTMENT TERMS

         As part of the Fab 2 investment agreements, as amended (the "Fab 2 Investment Agreements"), we committed to our Wafer Partners and Equity Investor to raise a total of $50 million from new wafer partners by March 31, 2003. We did not raise this sum from new wafer partners by the prescribed date. This fundraising was a condition to all of our Wafer Partners' and Equity Investor's obligation to complete their fifth milestone investment. Had we achieved our March 2003 fundraising obligation, the Investment Partners would have been obligated to complete their committed investments upon our timely achievement of the fifth milestone. The fifth milestone timely achievement was determined under our Fab 2 Investment Agreements as the successful production of 5,000 wafer starts per month for two full consecutive months by July 2003, when taking into account a seven and a half month grace period. Due to market conditions, we deferred a portion our Fab 2 equipment purchases. As a result, we did not achieve the fifth milestone by July 2003. In addition, our Credit Facility, as amended as of April 2003, required us to raise a minimum of $110 million by the end of December 2002 (of which we had raised $86.2 million as of April 2003) and an additional $34 million by the end of December 2003. Our failure to have complied with this fundraising obligation was also a basis for our Wafer Partners' and Equity Investor's not to have made their fifth milestone investment.

         In the first half of this year, we renegotiated the terms of the fifth milestone payment with the Lead Wafer Partners and the Equity Partners (collectively, the "Fifth Milestone Investment Partners") for the following reasons:

     o   our need for additional capital,

     o   our failure to achieve our March 2003 fundraising requirement,

     o in anticipation of our failure to achieve the fifth milestone by July 2003, and

     o in an attempt to induce our banks to agree to a postponement of our December 2002 fundraising obligation and to provide us with interim funding.

         Under the terms of our Fab 2 Investment Agreements, the Fifth Milestone Investment Partners agreed to invest an aggregate amount of $41,068,771 with respect to the fifth milestone. The revised terms contemplated that the Fifth Milestone Investment Partners would make their fifth milestone investments in two installment payments; one for 60% of the amount (the "First Installment") and one for the remaining 40% (the "Second Installment"). With respect to the First Installment, we would issue ordinary shares at a price per share of $2.983 (which was the average closing price for our ordinary shares on Nasdaq during the 30 consecutive trading days preceding the date of board approval of the amendment to the Fab 2 Investment Agreements) and with respect to the Second Installment, we would issue ordinary shares at a price per share determined in a subsequent financing. The revised terms of the fifth milestone payments (the "Initial Fifth Milestone Amendment") were approved by our Audit Committee, Board of Directors and shareholders, as required by applicable law.

         Under the terms of the Initial Fifth Milestone Amendment, payment of the First Installment and Second Installment was subject, among other things, to the receipt of the consent of our banks to:

     o   postpone our December 2002 fundraising obligation, and

     o count part of the installment payments made under the Initial Fifth Milestone Amendment towards the satisfaction of our Credit Facility fundraising obligations.

         In addition, payment of the Second Installment was subject to our raising $25,772,630 by December 31, 2003.

         During the negotiations with our banks for the rescheduling of our December 2002 additional financing obligations, the banks agreed to provide us with interim funding in the aggregate amount of $67 million, provided that we would receive a portion of the First Installment. Following our receipt of such interim funding, we received an amount $15,940,000, in the aggregate from the Fifth Milestone Investment Partners, on account of the First Installment. These payments represent approximately 65% of the First Installment and 38.8% of the Fifth Milestone Investment Partners' total fifth milestone investment amount.


      PROPOSED AMENDMENT TO THE CREDIT FACILITY AND CERTAIN AGREEMENTS WITH THE ISRAEL CORPORATION

         We have renegotiated the terms of the Credit Facility due to:

     o   our failure to achieve our December 2002 fundraising obligation,

     o   our expected failure to achieve the fifth milestone, and

     o our expected failure to achieve our December 2003 fundraising requirement.

         Had we not successfully negotiated an amendment to the Credit Facility,

     o we would have been in jeopardy of the banks declaring a default under the Credit Facility and recalling our loans and exercising their liens against our assets, in which case we would most likely have faced claims from the Investment Partners and the Investment Center of the State of Israel, and

     o we would not have received any additional payments under the Initial Fifth Milestone Amendment.

         On November 11, 2003, we entered into an amendment to our Credit Facility. The amendment is subject to our fulfilling various closing conditions and was approved by our Audit Committee and Board of Directors and is subject to your approval. The following are the terms of the amendment which you are being asked to vote on in this proposal:

      1. With respect to loans received by us through December 31, 2003, we will repay our banks on December 31, 2003 all amounts due by such date and, concurrently, will drawdown an equivalent amount from our banks on such date to be repaid in 12 quarterly installments over three years commencing on March 31, 2007 and bearing interest, payable quarterly, at Libor plus 2.5%, and (ii) with respect to loans received after December 31, 2003, we will repay our banks, in 12 quarterly installments over three years commencing three years from the drawdown date of each loan, and bearing interest, payable quarterly, at Libor plus 2.5%. As of October 31, 2003, we have drawn $341 million in loans.

      2. We have agreed to reduce the exercise price of the warrants to purchase 400,000 shares which we previously issued to our banks from $6.20 to $6.17 and issue new 5 year warrants to purchase up to 896,596 shares at an exercise price of $6.17.

      3. The banks waived our obligation to complete the fifth milestone. We undertook to achieve the following Fab 2 capacity milestones:

         o 10,000 wafer starts per month by mid February 2005, taking into account a 7.5 month grace period, and

         o  33,000 wafer starts per month by December 31, 2007.

      4. Our fundraising obligations were replaced and we will be required to raise minimum amounts as follows:

         o $24.6 million from the ICTech and the Lead Wafer Partners within 3 business days of the approval by you of the proposed amendment to the Initial Fifth Milestone Amendment, which is described below.

         In addition, we will need to raise an aggregate of $152 million as follows:

         o an additional  $28 million by March 11, 2004,
         o an additional $25.5 million by June 30, 2004,
         o an additional $25.5 million by December 31, 2004,
         o an additional $36.5 million by June 30, 2005, and
         o an additional $36.5 million by December 31, 2005.

      5. In order to secure our fundraising obligations, the amendment to the Credit Facility provides that should we fail to meet any of these fundraising obligations, the banks will have the option to demand that we consummate a rights offering under the following terms:

         o The amount of the rights offering shall equal to the difference between what we actually raised towards the failed financing obligation and what was to be raised.

         o We will offer convertible securities to all of our shareholders in units comprised of convertible debentures and warrants exercisable into our ordinary shares so that each unit will include 45% warrant coverage of the amount of shares which may be issued on the basis of an assumed conversion of the convertible debentures.

         o Each convertible debenture will bear interest at the rate of 6% per year; 1% interest will be payable once a year and the balance of such interest (5%) will accrue until the maturity of the convertible debentures on a compound basis, which maturity shall be a date no earlier than December 31, 2009.

         o The convertible debentures will be convertible into our ordinary shares (principal and compounded interest) at a rate equal to the amount that was to be raised plus the accumulated interest at such time of conversion divided by the lower of a (i) 50% discount of the closing price of our shares on Nasdaq (or another exchange if our shares are no longer traded on Nasdaq) on the trading day immediately prior to the date of the prospectus of the rights offering, or (ii) 50% discount of the average closing price of our ordinary shares on Nasdaq (or another exchange if our shares are no longer traded on Nasdaq) during the fifteen (15) consecutive trading days preceding the date of the prospectus of the rights offering.

         o Each warrant will be exercisable into one of our ordinary shares at such exercise price which is equivalent to 80% of the lower of: (i) the closing price of our shares on Nasdaq (or another exchange if our shares are no longer traded on Nasdaq) on the trading day immediately prior to the date of the prospectus of the rights offering or (ii) the average closing price of our ordinary shares on Nasdaq (or another exchange if our shares are no longer traded on Nasdaq) during the fifteen (15) consecutive trading days preceding the date of the prospectus of the rights offering.

         o The warrants shall expire five years from their date of issuance.

         If our banks exercise this option, the Israel Corporation Ltd. ("TIC") has undertaken to our banks to exercise all of the rights it receives in the rights offering. In addition, as part of TIC's commitment, it will purchase from us additional securities in a private placement on the same terms as the rights offering, in an amount equal to 50/93 of the difference between what we actually raised towards the failed financing obligation and what was to be raised, less amounts raised in the rights offering, if any (including less any amounts invested in the rights offering in connection with TIC's exercise of its own rights). TIC's commitment to our banks is limited to an aggregate of $50 million. If certain of our shareholders participate in the above investments, then their investments will be deemed to be investments made by TIC towards its $50 million commitment. In the event that the rights offering cannot be completed, TIC has undertaken to purchase from us securities on the same terms described above in a private placement. TIC may fulfill its investment commitments through ICTech.

         TIC's commitment and our obligation to consummate a rights offering expires on the earlier of: (i) such time that we will fulfill our fundraising obligation to raise an aggregate of $152 million under the Credit Facility, (ii) such time as TIC has invested $50 million as described above, or (iii) June 30, 2006. Under certain conditions, the term of TIC's commitment and our corresponding obligations may be extended or reduced.

         Following the receipt of the above described investments from TIC, our banks will increase the total amount which may be drawn under the credit facility at a ratio of $43 for every $50 invested, up to $43 million in the aggregate, which will be repayable by the earlier of (i) December 31, 2007 and (ii) three years from the date the loan is drawn. Should we draw down loans using this increased amount of our facility, our banks will be issued 30% warrant coverage of the amount drawn down, based on the average closing price of our ordinary shares during the fifteen (15) consecutive trading days prior to the time we draw down such loans.

         In consideration for the TIC's commitment, we have agreed to issue warrants to ICTech comprised of a commitment fee and a subscription fee:

               o The commitment fee will be 1.0% of the$50 million commitment less TIC's portion of a theoretical rights offering if held on November 11, 2003 (the date we signed the amendment to the Credit Facility). As such, we will issue warrants for the purchase of 58,906 of our Ordinary Shares.

               o The subscription fee will be 5% of the total amount of money invested by TIC in consideration for all of the unsubscribed rights that it actually purchases.

         The exercise price for the warrants will be $6.17 (the 15 day average closing price of our shares on Nasdaq prior to the date the amendment was signed with the banks) with respect to the commitment fee and the 15 day average closing price of our shares on Nasdaq (or another exchange if our shares are no longer traded on Nasdaq) prior to the date of the prospectus with respect to the subscription fee. The warrants shall expire five years from their date of issuance.

         We have agreed to indemnify TIC and ICTech, for any liabilities they incur with respect to these arrangements up to $100 million as follows:

               o   up to $25 million in cash, and

               o any amount exceeding such $25 million limit will earn interest at Libor plus 2.5% and will be paid on the same terms that we repay our loans to our banks.

         In addition, we have agreed to use our best efforts to insure our indemnification undertaking.

      6. Following certain bankruptcy related events, the banks will be able to bring a firm offer made by a potential investor to purchase our shares (the "Rescue Offer"). In such case, we shall be required to consummate a rights offering for investments of up to 60% of the amount of the Rescue Offer and on the same terms. If a condition of the Rescue Offer is to purchase at least a majority of our issued and outstanding shares, the rights offering will be limited to allow for this, unless ICTech and the Lead Wafer Partners agree to undertake to exercise all the rights they will be offered in the rights offering and to purchase our shares to ensure that the full amount of the Rescue Offer is invested.

         PROPOSED AMENDMENT TO THE INITIAL FIFTH MILESTONE AMENDMENT AND AMENDMENTS TO THE FAB 2 INVESTMENT AGREEMENTS

         In light of the arrangements reached with the banks for the amendment of the Credit Facility, on November 11, 2003, we amended the terms of the Initial Fifth Milestone Amendment and our Fab 2 Investment Agreements with the Lead Wafer Partners and ICTech (the "Subsequent Fifth Milestone Amendment") in order to:

     o satisfy the demands of the banks that ICTech and the Lead Wafer Partners forward the remainder of their fifth milestone payment even if we have not raised $25,772,630 by December 31, 2003, and

     o remove our obligation to obtain the banks' consent to count part of the initial installment payments made under the Initial Fifth Milestone Amendment towards the satisfaction of our Credit Facility fundraising obligations.

         The Subsequent Fifth Milestone Amendment was approved by our Audit Committee and Board of Directors and is subject to your approval. The following are the terms of the amendment which you are being asked to vote on in this proposal:

         1. The receipt of the Second Installment of the Fifth Milestone Investment Partners' fifth milestone payment, $16,427,508 in the aggregate, is no longer subject to our raising at least $25,772,630 by December 31, 2003.

         2. Each of the Fifth Milestone Investment Partners shall advance to us in one payment the remaining outstanding portion of its fifth milestone payment (the "Payment"). The Payment shall be made within 3 business days of the approval of our shareholders of the Subsequent Fifth Milestone Amendment. In the aggregate, we shall receive an additional $24,635,440 from the Fifth Milestone Investment Partners above the $15,940,000 we have already received under the Initial Fifth Milestone Amendment. The price per share with respect to $8,501,264 of the Payment shall remain $2.983 as provided in the Initial Fifth Milestone Amendment. The price per share of the remaining $16,134,176, which would have been paid as the final installment under the Initial Fifth Milestone Amendment, will be the public offering price per share if we complete a public offering by May 19, 2004 for which a draft prospectus is filed with the SEC no later than February 9, 2004. Otherwise, the price per share will be the average closing price for our Ordinary Shares on Nasdaq (or another exchange if our shares are no longer traded on Nasdaq) during the 15 consecutive trading days preceding our receipt of the payment, subject to an adjustment if we complete sales of our Ordinary Shares or securities convertible into our Ordinary Shares of at least $28 million before June 30, 2004 at a lower price per share. The above figures do not include Challenge Fund, who is a party to the Initial Fifth Milestone Amendment, as it has not yet executed the Subsequent Fifth Milestone Amendment.

         3. Each of the Lead Wafer Partners agreed, on a going forward basis to only utilize Wafer Credits after December 31, 2006, other than as follows:

            o For each quarter period beginning with January 1, 2004 and ending December 31, 2006 (the "Credit Period"), we shall provide a written report to each Lead Wafer Partner setting forth the amount of Wafer Credits that could have been utilized against the actual payment for wafers manufactured at Fab 2 during the relevant quarter (the "Quarterly Credit Amount"). Each Lead Wafer Partner shall have the option to convert all or a portion of its respective Quarterly Credit Amount into our Ordinary Shares at a price per share equivalent to the average closing price for our Ordinary Shares on Nasdaq (or another exchange if our shares are no longer traded on Nasdaq) during the 15 consecutive trading days (the "15 Day ATP") preceding the last day of the relevant quarter. All portions of the Quarterly Credit Amount which are not converted as described above (the "Non-Converted Credits"), shall accrue interest at a rate per annum equal to three-month LIBOR plus 2.5% through December 31, 2007 (the "Credit Interest Amount"). Credit Interest Amounts will be paid to each such Wafer Partner on a quarterly basis, and the aggregate principal of the Non-Converted Credits will be repaid in one lump sum on December 31, 2007.

            o As approved by our shareholders on May 14, 2003, between December 31, 2005 and January 31, 2006, each Lead Wafer Partner will have an option to convert all or a portion of the then remaining Wafer Credits it received in connection with its advancement of the fourth milestone payment in October 2002 (the "Remaining Series A-4 Credits") into our Ordinary Shares at a price per share equivalent to the 15 Day ATP preceding December 31, 2005 (the "Conversion Price"). The aggregate dollar amount of Remaining Series A-4 Credits currently outstanding which may be so converted is $13,200,000.

         4. As described in the proxy statement circulated to our shareholders for our meeting held on May 14, 2003, to the extent that the Remaining Series A-4 Credits which are converted into our Ordinary Shares pursuant to paragraph 3 above is equivalent to or greater than an aggregate of 5% of our issued and outstanding share capital on January 31, 2006 (not including shares issued pursuant to such a conversion), we will be required to prepare and file a registration statement, for the distribution of rights to all of our shareholders other than the Wafer Partners, but including ICTech, to purchase additional shares at a price per share equivalent to the Conversion Price.

         5. As provided in the Initial Fifth Milestone Amendment, each of the Fifth Milestone Investment Partners has agreed, upon our receiving all required approvals, to waive our obligation to raise an additional $50 million from additional wafer partners.

         6. Our Ordinary Shares to be issued with respect to the fifth milestone payment will be subject to (i) the restrictions on transfer (the "Transfer Restrictions") applicable to the Fifth Milestone Investment Partners' other holdings in Tower in connection with their committed investments, and (ii) registration rights. The Transfer Restrictions applicable to each of the Fifth Milestone Investment Partner's holdings in Tower in connection with its committed investments shall be extended by 2 years to January 2006 with respect to Ordinary Shares that represent 70% of its holdings in Tower in connection with (a) its committed investments which are held in January 2004, (b) our September 2002 rights offering, and
            (c) Ordinary Shares issued upon the conversion of its Credits in accordance with paragraph 3 above (the "Credit Conversion Shares").

         7. If the Lead Wafer Partners and ICTech invest in our securities in the framework of the investments described above in paragraph 5. under the heading "Proposed Amendment to the Credit Facility and Certain Agreements with the Israel Corporation" above, we have committed to register such securities for resale. We have also agreed with the Lead Wafer Partners and ICTech that they will not exercise their registration rights under a Registration Rights Agreement, which forms part of the Fab 2 Investment Agreements, until the earlier of December 31, 2005 or such time that we will have fulfilled our fundraising obligations under the Credit Facility, other than with respect to securities issued in the investments described in the prior sentence.

         8. The Subsequent Fifth Milestone Amendment remains subject to the approval of our shareholders and the Investment Center of the State of Israel not having informed us that it is not continuing its funding of the Fab 2 project.

         Our Audit Committee and Board of Directors therefore recommend that our shareholders approve these amendments. Any material changes to the terms of the amendment of the Credit Facility or the Subsequent Fifth Milestone Amendment shall be submitted to the Audit Committee and the Board of Directors of the Company for their approval but shall not, unless required by law or our Articles of Association, be presented to a General Meeting of the Shareholders.

         The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

                "RESOLVED THAT THE TERMS OF:

                     I.  THE   AMENDMENT   TO  THE  CREDIT   FACILITY   AND  THE
                     TRANSACTIONS  CONTEMPLATED THEREBY,  INCLUDING, BUT WITHOUT
                     LIMITATION:

                        o TO OUR UNDERTAKINGS TO ISSUE CONVERTIBLE DEBENTURES AND WARRANTS TO PURCHASE ORDINARY SHARES TO THE ISRAEL CORPORATION AND ICTECH AND OTHER INVESTORS, INCLUDING THE ISSUANCE OF ORDINARY SHARES UPON THE CONVERSION OR EXERCISE OF SUCH SECURITIES,

                        o TO ISSUE WARRANTS TO PURCHASE ORDINARY SHARES (INCLUDING THE ISSUANCE OF ORDINARY SHARES UPON THE EXERCISE OF SUCH WARRANTS) TO ICTECH AS A FEE FOR COMMITMENTS MADE BY THE ISRAEL CORPORATION,

                        o   TO INDEMNIFY THE ISRAEL CORPORATION AND/OR ICTECH,

                        o TO ISSUE WARRANTS TO PURCHASE ORDINARY SHARES (INCLUDING THE ISSUANCE OF ORDINARY SHARES UPON THE EXERCISE OF SUCH SECURITIES) TO OUR BANKS,

                        o   TO  ISSUE  SHARES  IN THE  FRAMEWORK  OF A  RESCUE
                            OFFER,

                     II.  AND  THE  TERMS  OF  THE  SUBSEQUENT  FIFTH  MILESTONE
                     AMENDMENT  AND  THE  TRANSACTIONS   CONTEMPLATED   THEREBY,
                     INCLUDING, BUT WITHOUT LIMITATION:

                        o   TO ISSUE  ORDINARY  SHARES TO OUR  WAFER AND  EQUITY
                            PARTNERS  IN  RESPECT  OF  THEIR   FIFTH   MILESTONE
                            INVESTMENTS

                        o TO ISSUE ORDINARY SHARES TO OUR WAFER PARTNERS IN RESPECT OF THE CONVERSION OF THEIR WAFER CREDITS,

                        o   OUR  UNDERTAKING  TO  REGISTER  CERTAIN   SECURITIES
                            PURCHASED BY OUR WAFER PARTNERS AND ICTECH, AND

                        o OUR AGREEMENT WITH OUR WAFER PARTNERS AND ICTECH THAT THEY WILL NOT EXERCISE CERTAIN PREVIOUSLY GRANTED REGISTRATION RIGHTS,

                     EACH AS DESCRIBED IN THE PROXY STATEMENT, DATED NOVEMBER 14, 2003, DISTRIBUTED TO THE SHAREHOLDERS OF THE COMPANY, ARE HEREBY APPROVED."

         For our purposes, the Lead Wafer Partners, ICTech and the Israel Corporation are deemed to be controlling shareholders as defined in the Israel Companies Law. As such, the approval of these agreements with each of the Lead Wafer Partners, ICTech and the Israel Corporation, to the extent that they constitute a transaction with a controlling shareholder pursuant to the Israel Companies Law, and the approval of the amendment to the Credit Facility, to the extent each of the Lead Wafer Partners, ICTech and the Israel Corporation has a personal interest in such amendment, require that the proposal be approved by:

     o the majority of the votes cast at the Meeting including at least one-third of the voting power of the disinterested shareholders who are present in person or by proxy and vote on the proposal, or

     o the majority of the votes cast on the proposal at the Meeting, provided that the total votes cast in opposition to the proposal by the disinterested shareholders does not exceed 1% of all the voting power in the Company.

         EACH SHAREHOLDER VOTING AT THE MEETING OR PRIOR THERETO BY MEANS OF THE ACCOMPANYING PROXY CARD IS REQUESTED TO NOTIFY US IF HE OR SHE HAS A PERSONAL INTEREST IN CONNECTION WITH THIS PROPOSAL NO. 3 AS A CONDITION FOR HIS OR HER VOTE TO BE COUNTED WITH RESPECT TO THIS PROPOSAL NO. 3. IF ANY SHAREHOLDER CASTING A VOTE IN CONNECTION HERETO DOES NOT NOTIFY US IF HE OR SHE HAS A PERSONAL INTEREST WITH RESPECT TO THIS PROPOSAL NO. 3, HIS OR HER VOTE WITH RESPECT TO THIS PROPOSAL NO. 3 WILL BE DISQUALIFIED. FOR THIS PURPOSE, "PERSONAL INTEREST" IS DEFINED AS: (1) A SHAREHOLDER'S PERSONAL INTEREST IN THE APPROVAL OF AN ACT OR A TRANSACTION OF THE COMPANY, INCLUDING (I) THE PERSONAL INTEREST OF HIS OR HER RELATIVE (WHICH INCLUDES FOR THESE PURPOSES ANY MEMBERS OF HIS/HER IMMEDIATE FAMILY OR THE SPOUSES OF ANY SUCH MEMBERS OF HIS OR HER IMMEDIATE FAMILY); AND (II) A PERSONAL INTEREST OF A BODY CORPORATE IN WHICH A SHAREHOLDER, OR ANY OF HIS/HER AFOREMENTIONED RELATIVES SERVES AS A DIRECTOR OR THE CHIEF EXECUTIVE OFFICER, OWNS AT LEAST 5% OF ITS ISSUED SHARE CAPITAL OR ITS VOTING RIGHTS OR HAS THE RIGHT TO APPOINT A DIRECTOR OR CHIEF EXECUTIVE OFFICER, BUT (2) EXCLUDES A PERSONAL INTEREST ARISING SOLELY FROM THE FACT OF HOLDING SHARES IN THE COMPANY OR IN A BODY CORPORATE.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF ENTERING INTO AMENDMENT TO THE CREDIT FACILITY AND THE SUBSEQUENT FIFTH MILESTONE AMENDMENT.

                                 PROPOSAL NO. 4

                        PROPOSAL TO APPROVE THE COMPANY'S
                           EMPLOYEE SHARE OPTION PLANS

         We believe that our success is predicated on our ability to recruit and retain highly qualified and motivated employees and that employee option plans are instrumental towards achieving this objective. Furthermore, we believe that our employee option plans enhance our performance and shareholder value by aligning the financial interests of our employees with those of its shareholders.

         In 2000, our Board of Directors and shareholders approved our 2000/2 Employee Share Option Plan. The plan included an "evergreen" provision. Provided the maximum number of our unvested options and the maximum number of our undistributed options are both no more than 12% of our outstanding shares, the evergreen mechanism increases the option pool available for grants under the plan by 4% of our outstanding share capital at the beginning of each of 2001, 2002, 2003, 2004 and 2005. For administrative ease, annual increases to the option pool available pursuant to the 2000/2 plan are allocated to and granted under separate plans each year. The terms of these additional plans in 2001 and 2002 were the same as the terms of the 2000/2 plan. However, our 2003/1 plan includes material amendments to the terms of the 2000/2 plan as set forth below. Our 2004 and 2005 plans will include the same material amendments.

         Our 2003/1 and our 2004 and 2005 plans will be, materially different from our 2000, 2001 and 2002 plans with respect to the following matters:

         o In July 2003, our Board of Directors reduced annual increases to our option pool available for grants under the evergreen provision of our 2000/2 plan. As such, in the aggregate our 2004 and 2005 plans will have, an option pool available for grants equal to 3.6% of our outstanding share capital on November 1 of the previous year, instead of 4% of our outstanding share capital on December 31 of the previous year as contemplated by the current evergreen provision.

         o Options will generally vest in 4 tranches (instead of 3) with 1/4 of the options vesting on each of the first 4 anniversaries of the option grant date.

         o Options terminate if they are not exercised within 10 years after the date of grant or any shorter period set forth in the instrument granting such option award.

         o The exercise price of the options will generally be the closing sales price (instead of no less than 85% of such price) of our Ordinary Shares as reported by Nasdaq or the principal national securities exchange upon which our Ordinary Shares are listed or traded for the last market trading day prior to the date of grant.

         o The 2003/1 plan is, and the 2004 and 2005 plans will be, structured in order to allow for options granted to US residents to qualify as incentive stock options within the meaning of Section 422 of the Code. As such, the plans include, among other things, various restrictions relating to the exercise price and holding period limitations which an optionee must satisfy to obtain favorable tax treatment for an incentive stock option. In general, there are no tax consequences to an optionee on the grant, vesting or exercise of an incentive stock option. Upon the subsequent sale or other disposition of the incentive stock option shares, the optionee will be subject to tax at capital gains rates to the extent the selling price at the time of sale exceeds the amount the optionee paid to exercise the incentive stock option.

         o A recent reform of the tax legislation in Israel came into effect on January 1, 2003 and provides various new tax advantages with respect to options granted to company directors, officers and employees. In accordance with the new tax legislation and the Israeli Income Tax Ordinance (New Version), 1961, as amended (the "Ordinance"), for our employees, officers and directors to benefit from such tax advantages, such grant of options need to be made pursuant to a share option plan which conforms with the regulations provided under the new tax legislation. Our 2003/1 plan has been, and our 2004 and 2005 plans will be, structured to comply with the necessary tax requirements and provide tax benefits to Israeli directors, officers and employees which were not available under our 2000, 2001 and 2002 plans. As such, these plans include and will include provisions relating to selling restrictions and the imposition of a trustee. Our Board of Directors has elected to effect the "Capital Gains Track" pursuant to the provisions of Section 102 of the Ordinance and the applicable regulations. This track allows for tax advantages to the applicable optionee, however, it prevents us from being able to deduct any gain derived to the employee from such grant as an expense. In general, and subject to the terms of the Ordinance and the applicable regulations, options will be taxed at capital gains rates on the date of sale of the underlying shares and/or on the date of the release of the options or such underlying shares from the trustee.

         Other than with respect to the number of options in their option pools, which will be determined on the basis of the amended evergreen provision described above, the 2004 and 2005 plans will be substantially the same as the 2003/1 plan.

         The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

         "RESOLVED THAT THE ADOPTION OF EACH OF THE 2003/1, 2004 AND 2005 EMPLOYEE SHARE OPTION PLANS IS HEREBY APPROVED."

         The adoption of each of the 2003/1, 2004 and 2005 Employee Share Option Plans requires the affirmative vote of shareholders present in person or by proxy and holding Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF EACH OF THE 2003/1, 2004 AND 2005 EMPLOYEE SHARE OPTION PLANS.

                                 PROPOSAL NO. 5

                     PROPOSAL TO APPROVE THE APPOINTMENT OF
                          INDEPENDENT PUBLIC ACCOUNTANT

         The Audit Committee of the Board of Directors has authorized the appointment of the accounting firm of Brightman Almagor & Co. (a member of Deloitte Touche Tohmatsu International) to serve as our independent certified public accountant for the year ending December 31, 2003 and for the period commencing January 1, 2004 and until the next annual shareholders meeting. The Audit Committee of our Board of Directors believes that such appointment is appropriate and in the best interests of the Company and its shareholders. Subject to the authorization of our shareholders, the Audit Committee of the Board of Directors shall fix the remuneration of Brightman Almagor & Co. in accordance with the volume and nature of their services.

         A representative of Brightman Almagor & Co. will be invited to be present at the Meeting and will have an opportunity to make a statement, if so desired, and to respond to appropriate questions. In addition, the fees paid to Brightman Almagor & Co. for its year 2002 audit and non-audit services shall be reported to our shareholders at the Meeting.

         The shareholders of the Company will be requested to adopt the following resolution at the Meeting:

                "RESOLVED THAT THE APPOINTMENT OF BRIGHTMAN ALMAGOR & CO. (A MEMBER OF DELOITTE TOUCHE TOHMATSU INTERNATIONAL) AS THE INDEPENDENT PUBLIC ACCOUNTANT OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2003 AND UNTIL THE NEXT ANNUAL SHAREHOLDERS MEETING, AND THE AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO FIX THE REMUNERATION OF SUCH AUDITORS IN ACCORDANCE WITH THE VOLUME AND NATURE OF THEIR SERVICES, IS HEREBY APPROVED."

         The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of the appointment of Brightman Almagor & Co. as the independent public accountant of the Company and the authorization of the Audit Committee to fix such auditors remuneration.

         THE AUDIT  COMMITTEE  OF THE  BOARD OF  DIRECTORS  RECOMMENDS  THAT THE
SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF BRIGHTMAN ALMAGOR & CO. AS THE INDEPENDENT PUBLIC ACCOUNTANT OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2003 THE AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX SUCH AUDITORS REMUNERATION.

         REVIEW OF THE COMPANY'S BALANCE SHEET AS OF DECEMBER 31, 2002 AND THE CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR THEN ENDED

         At the Meeting, shareholders will have an opportunity to review, ask questions and comment on the Company's Consolidated Balance Sheet as of December 31, 2002 and the Consolidated Statement of Income for the year then ended.

                                 PROPOSAL NO. 6

         For the purpose of reserving sufficient quantities of shares to permit the issuance of shares in connection with the raising of capital for the Fab 2 project, the Company desires to increase its authorized share capital from 100,000,000 shares NIS 1.00 per share to 150,000,000, NIS 1.00 per share.

         THE BOARD OF DIRECTORS  WILL PRESENT THE  FOLLOWING  RESOLUTION  AT THE
MEETING:

                "RESOLVED THAT THE INCREASE IN THE NUMBER OF THE COMPANY'S AUTHORIZED ORDINARY SHARES TO 150,000,000 AND AUTHORIZED SHARE CAPITAL TO NIS 150,000,000 AND THE AMENDMENT OF THE COMPANY'S ARTICLES OF ASSOCIATION TO REFLECT SUCH INCREASE, IS HEREBY APPROVED."

         The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of Proposal No. 6 approving an increase in the Company's authorized share capital.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF AN INCREASE IN THE COMPANY'S AUTHORIZED ORDINARY SHARES TO 150,000,000 AND AUTHORIZED SHARE CAPITAL TO NIS 150,000,000.

                             ADDITIONAL INFORMATION

         Foreign Private Issuer. We are subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act"), as amended, as applicable to foreign private issuers. Accordingly, we file reports and other information with the SEC. Shareholders may read and copy any document that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 U.S.A. Shareholders can call the SEC at
1-800-SEC-0330 for further information on using the public reference room. In addition, similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850 USA, the offices of the Israel Securities Authority at 22 Kanfei Nesharim Street, Jerusalem Israel, the offices of the Tel Aviv Stock Exchange at 54 Ahad Ha'am Street, Tel Aviv Israel and the offices of the Israeli Registrar of Companies at 97 Jaffa Street, Jerusalem Israel. All documents which we file on the SEC's EDGAR system are available for retrieval on the SEC's website at www.sec.gov. On November 2, 2003 we were required to begin to make filings on the Israel Securities Authority's MAGNA system. Effective November 16, 2003, all documents which we file on the Israel Securities Authority's MAGNA system will be available for retrieval on its website at https://magna.isa.gov.il.

         Forward-looking Statements. This proxy statement includes forward-looking statements, which are subject to risks and uncertainties. Our actual results may vary from those projected or implied by such forward-looking statements. Potential risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our need to obtain shareholders approval to our further revised fifth milestone arrangements and our 2003 financing package with our banks, (ii) fulfilling our closing conditions under our financing package agreement with our banks (iii) obtaining the approval of the Israeli Investment Center to extend the five-year investment period under our Fab 2 approved enterprise program and of amendments to our modified business plan, (iv) our ability to obtain additional financing for the Fab 2 project from equity and/or wafer partners, the Israeli Investment Center, our banks, and/or other sources, as required under the Fab 2 business plan and pursuant to our agreements with our wafer and equity partners, banks and the Israeli Investment Center, (v) initial production difficulties we may experience in connection with the functionality of the equipment installed in Fab 2 during its early manufacturing period (vi) ramp-up of production at Fab 2, (vii) completion of the development and/or transfer of advanced process technologies to be utilized in our existing facility and in Fab 2, (viii) market acceptance and competitiveness of the products to be manufactured by us for customers using these technologies, as well as obtaining additional business from new and existing customers, (ix) conditions in the market for foundry manufacturing services and for semiconductor products generally and (x) possible loss of our exclusive foundry license with Saifun if we fail to meet certain sales levels and other conditions. A more complete discussion of risks and uncertainties that may affect the accuracy of forward-looking statements included herein or which may otherwise affect our business is included at "Risk Factors" in our most recent Registration Statement on Form F-3, as filed with the Securities and Exchange Commission and the Israel Securities Authority.

         As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

         ISA Exemption. With the exception of the reporting obligations applicable to a company organized under the laws of the State of Israel whose shares are traded on approved securities exchanges outside of Israel and in Israel as specified in Chapter Five (iii) of the Israeli Securities Law, 1968 (the "Israeli Securities Law"), we have received from the Securities Authority of the State of Israel an exemption from the reporting obligations as specified in Chapter Six of the Israeli Securities Law. We must, however, make available for public review at our offices in Israel a copy of each report that is filed in accordance with applicable U.S. law. These documents are available for inspection at our offices at Hamada Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel.


                                           By Order of the Board of Directors,

                                           Carmel Vernia
                                           Chairman of the Board and CEO

                                           Migdal Haemek, Israel
                                           November 14, 2003